SCHEDULE A
                             DATED JANUARY 18, 2008
                      AS LAST AMENDED ON FEBRUARY 26, 2009
                                     TO THE
                               ADVISORY AGREEMENT
                         DATED JANUARY 18, 2008 BETWEEN
                               RYDEX SERIES FUNDS
                                      AND
                              PADCO ADVISORS, INC.

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

FUND                                        RATE
----                                        ----
Multi-Hedge Strategies Fund .............   1.15%
Hedged Equity Fund ......................   1.15%


                                      A-1